Exhibit 99.1

                       Flowers Foods' Fiscal 2003 Results

      THOMASVILLE,  Ga., Feb. 5  /PRNewswire-FirstCall/  -- Flowers Foods (NYSE:
FLO) today reported net income of $17.2 million, or $.37 per share, for the 13-week fourth quarter ended January 3, 2004, compared to a loss of $9.9 million, or $.22 per share for the 12-week fourth quarter of fiscal 2002. The results for the fourth quarter of 2003 include income of $4.5 million, or $.09 per share, while the fourth quarter of fiscal 2002 includes a loss of $15.7 million, or $.35 per share, all related to discontinued operations representing the Mrs. Smith's Bakeries' frozen dessert business.

      For the 53-week fiscal year 2003, the company reported net income of $14.7 million, or $.32 per share, compared to a net loss of $17.0 million, or $.37 per share, for the 52-week fiscal year 2002. The fiscal 2003 results include a loss of $38.1 million, or $.83 per share, and the fiscal year 2002 results include charges of $37.4 million, or $.82 per share, related to the discontinued operations of the Mrs. Smith's Bakeries' frozen dessert business. Fiscal 2002 also reflects a charge of $23.1 million, or $.50 per share, for the cumulative effect of a change in accounting principle related to a goodwill impairment charge at Mrs. Smith's Bakeries.

      Sales

      Sales for the 13-week fourth quarter of fiscal 2003 increased 14.7% to $348.1 million compared to $303.5 million for last year's 12-week fourth quarter. The extra week contributed 8.2% of the sales increase. Sales attributable to recent acquisitions contributed 2.5% of the increase. A volume increase in branded products was the primary contributor to the balance of the sales increase, driven by new Nature's Own Healthline products.

      For fiscal year 2003, a 53-week year, sales increased 9.4% to $1.45 billion compared to $1.33 billion in fiscal 2002, which was a 52-week year for the company. Week 53 contributed 1.9% of the sales increase, sales from recent acquisitions contributed 3.2%, and volume gains in branded products contributed most of the remaining balance of the increase.

      Income from Continuing Operations

      Income from continuing operations for the fourth quarter was $12.7 million, or $.28 per share, compared to $5.8 million, or $.13 per share, in the fourth quarter of 2002. Full-year income from continuing operations was $52.8 million, or $1.15 per share, compared to $43.5 million, or $.95 per share, in fiscal 2002.

      During the fourth quarter, gross margin improved year over year due to sales increases of branded products. Selling, marketing and administrative expense was flat as a percentage of sales compared to the same quarter a year ago as the benefit of the increased sales was offset by increases in workforce related costs. The prior year fourth quarter included a $2.1 million asset impairment charge. Depreciation and amortization expense declined $1.3 million year over year as assets became fully depreciated. Net interest income of $1.0 million was comparable to that of the prior year. A tax rate of 38.5% was reported for the quarter, however, the company has tax loss carry-forwards that should result in no federal taxes being paid for the year.

      Discontinued Operations

      The fiscal 2003 fourth quarter income statement includes a benefit of $4.5 million related to the adjustment of state income tax valuation reserves related to the utilization of state operating losses incurred in the discontinued operations of the Mrs. Smith's Bakeries' frozen dessert business, which was sold to The Schwan Food Company on April 24, 2003. The $15.7 million loss reported for the fiscal 2002 fourth quarter represents the loss attributed to the frozen dessert business.

      Management's Discussion

      George E. Deese, president and chief executive officer of Flowers Foods, commented that the results reported today reflect the strength of Flowers Foods. "The Bakeries Group once again performed outstandingly with excellent results in the fourth quarter as well as the full year," Deese said. "Our Specialty Group, which was in transition during the year as we consolidated the businesses retained after the sale of the frozen dessert business, showed much improved results for the fourth quarter, with operating margins increasing over last year, a trend we expect to continue."

      Commenting further, Deese said, "Our fiscal year 2003 was a year of transition -- we sold the frozen dessert business, restructured the Specialty Group to include frozen breads and rolls, introduced several new products, and prepared for management succession. As a result, we begin 2004 with a solid foundation from which to grow. Our operating strategies provide us with competitive advantages and we will refine those strategies even further as the marketplace changes. We expect to continue generating strong cash flow, with which we will pay dividends, repurchase shares when appropriate, make acquisitions, and fund internal growth as we work to build long term-value for our shareholders."

      Guidance for 2004

      Fiscal 2004 will be a 52-week year and sales are expected to be $1.475 to $1.5 billion with net income of approximately 3.75% to 4.0% of sales. The company's guidance represents management's estimates and targets only and is subject to risks and uncertainties as referenced below.

      Stock Repurchases

      During the fourth quarter, the company acquired approximately 634,000 shares of its common stock for $16.8 million, an average of $26.46 per share. For the full year, the company acquired approximately 875,000 shares of its common stock for $22.2 million, an average of $25.35 per share. These were the initial shares purchased in accordance with the share repurchase plan approved by the board of directors in 2002, which authorized the company to repurchase up to 7.5 million shares of stock.

      Dividend

      The company increased its dividend during fiscal 2003 and distributed a total of $15.1 million in dividend payments to shareholders during the year. The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

      Conference Call

      Flowers Foods will broadcast its quarterly conference call over the Internet at 10:30 a.m. (Eastern) on February 5, 2004. The call will be available at www.flowersfoods.com , and can be accessed by clicking on "Investor Center." An archived version of the call will be available on Flowers' Web site Thursday afternoon.

      Company Information

      Headquartered in Thomasville, Ga., Flowers Foods is one of the nation's leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 33 bakeries that produce a wide range of bakery products marketed through the Sun Belt states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company's top brands are Nature's Own, Cobblestone Mill, BlueBird, Mrs. Freshley's, and European Bakers. For more information on the company, visit www.flowersfoods.com .

      Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.

                                 Flowers Foods
                        Consolidated Statement of Income
                     (000's omitted, except per share data)

                                              For the 13-Week  For the 12-Week
                                                Period Ended     Period Ended
                                                Jan. 3, 2004     Dec. 28, 2002

    Sales                                        $348,075           $303,462
    Materials, supplies, labor and other
     production costs                             173,577            154,862
    Selling, marketing and administrative
     expenses                                     143,274            124,997
    Asset impairment                                    0              2,132
    Depreciation and amortization                  11,677             12,943
    Income from continuing operations
     before interest and income taxes
     (EBIT)                                        19,547              8,528
    Interest income, net                            1,044                920
    Income from continuing operations
     before income taxes (EBT)                     20,591              9,448
    Income tax expense                              7,932              3,637
    Income from continuing operations              12,659              5,811
    Discontinued operations                         4,544            (15,663)
    Net income (loss)                             $17,203            $(9,852)

    Per share amounts:
      Income from continuing operations             $0.28              $0.13
      Discontinued operations                        0.09              (0.35)
      Net income (loss)                             $0.37             $(0.22)

      Diluted weighted average shares
       outstanding                                 45,888             45,446


                                  Flowers Foods
                        Consolidated Statement of Income
                     (000's omitted, except per share data)

                                              For the 53-Week  For the 52-Week
                                                Period Ended     Period Ended
                                                Jan. 3, 2004     Dec. 28, 2002

    Sales                                        $1,452,995       $1,328,607
    Materials, supplies, labor and other
     production costs                               720,162          651,886
    Selling, marketing and administrative
     expenses                                       596,843          550,055
    Asset impairment                                      0            2,132
    Depreciation and amortization                    53,935           56,774
    Income from continuing operations
     before interest, income taxes and
     cumulative effect of a change in
     accounting principle (EBIT)                     82,055           67,760
    Interest income, net                              3,812            2,946
    Income from continuing operations
     before income taxes and cumulative
     effect of a change in accounting
     principle (EBT)                                 85,867           70,706
    Income tax expense                               33,063           27,221
    Income from continuing operations
     before cumulative effect of a change
     in accounting principle                         52,804           43,485
    Discontinued operations                         (38,146)         (37,362)
    Income before cumulative effect of a
     change in accounting principle                  14,658            6,123
    Cumulative effect of a change in
     accounting principle                                 0          (23,078)
    Net income (loss)                               $14,658         $(16,955)

    Per share amounts:
      Income from continuing operations               $1.15            $0.95
      Discontinued operations                         (0.83)           (0.82)
      Cumulative effect of a change in
       accounting principle                            0.00            (0.50)
      Net income (loss)                               $0.32           $(0.37)

      Diluted weighted average shares
       outstanding                                   45,768           45,792


                                  Flowers Foods
                                Segment Reporting
                                 (000's omitted)

                                    For the   For the    For the    For the
                                    13-Week   12-Week    53-Week    52-Week
                                    Period    Period     Period     Period
                                    Ended     Ended      Ended      Ended
                                    Jan. 3,   Dec. 28,   Jan. 3,    Dec. 28,
                                    2004      2002       2004       2002
    Sales:
       Flowers Bakeries Group      $269,672  $239,996  $1,126,000  $1,050,143
       Flowers Specialty Group       78,403    63,466     326,995     278,464
                                   $348,075  $303,462  $1,452,995  $1,328,607

    EBITDA from Continuing
     Operations*:
       Flowers Bakeries Group       $31,806   $25,954    $137,843    $130,016
       Flowers Specialty Group        8,362     4,940      30,552      22,240
       Flowers Foods                 (8,944)   (7,291)    (32,405)    (25,590)
                                    $31,224   $23,603    $135,990    $126,666

    Depreciation and Amortization:
       Flowers Bakeries Group        $9,451   $10,255     $43,342     $44,130
       Flowers Specialty Group        2,370     2,643      10,846      12,454
       Flowers Foods                   (144)       45        (253)        190
                                    $11,677   $12,943     $53,935     $56,774

    EBIT from Continuing
     Operations*:
       Flowers Bakeries Group       $22,355   $15,699     $94,501     $85,886
       Flowers Specialty Group        5,992     2,297      19,706       9,786
       Flowers Foods                 (8,800)   (7,336)    (32,152)    (25,780)
                                    $19,547   $10,660     $82,055     $69,892

    *Excluding an asset impairment charge of $2,132 ($337 at Flowers Bakeries and $1,795 at Flowers Specialty) for the 12 and 52 weeks ended December 28, 2002.


                                  Flowers Foods
                       Condensed Consolidated Balance Sheet
                                 (000's omitted)

                                                                 January 3, 2004
    Assets
         Cash and Cash Equivalents                                 $42,416

         Other Current Assets                                      216,297

         Property, Plant & Equipment, net                          422,988

         Distributor Notes Receivable
          (includes $7,996 current
          portion)                                                  81,341

         Other Assets                                                4,038

         Cost in Excess of Net Tangible
          Assets, net                                               71,159

         Total Assets                                             $838,239

    Liabilities and Stockholders' Equity
         Current Liabilities                                      $157,846

         Bank Debt                                                       0

         Other Debt (includes $3,184
          current portion)                                           6,152

         Other Liabilities                                          96,590

         Common Stockholders' Equity                               577,651

         Total Liabilities and
          Stockholders' Equity                                    $838,239


                                  Flowers Foods
                  Condensed Consolidated Statement of Cash Flows
                                 (000's omitted)

                                                  For the         For the
                                                  13 Weeks        53 Weeks
                                                  Ended           Ended
                                                  Jan. 3, 2004    Jan. 3, 2004
    Cash flows from operating activities:
    Net income                                     $17,203          $14,658
    Adjustments to reconcile net income to
     net cash from operating activities:
       Depreciation and amortization                11,677           53,935
       Discontinued operations                           0           18,145
       Other                                        (4,847)           3,632
    Changes in assets and liabilities               17,636           (3,001)
    Net cash provided by operating
     activities                                     41,669           87,369
    Cash flows from investing activities:
       Purchase of property, plant and
        equipment                                  (12,545)         (43,618)
       Acquisition net of cash acquired                  0          (14,534)
       Divestiture of Mrs. Smith's
        Bakeries dessert business                        0          231,551
       Other                                           242             (280)
    Net cash (disbursed for) provided by
     investing activities                          (12,303)         173,119
    Cash flows from financing activities:
       Dividends paid                               (4,489)         (15,068)
       Stock options exercised                         (18)           1,677
       Stock repurchases                           (16,771)         (22,174)
       Payment for termination of
        derivative instruments                           0           (5,330)
       Payment of book overdraft                   (12,162)          (2,864)
       Other debt and capital lease
        obligation payments                           (298)        (244,139)
    Net cash disbursed for financing
     activities                                    (33,738)        (287,898)
    Net decrease in cash and cash
     equivalents                                    (4,372)         (27,410)
    Cash and cash equivalents at
     beginning of period                            46,788           69,826
    Cash and cash equivalents at end of
     period                                        $42,416          $42,416


SOURCE  Flowers Foods
    -0-                             02/05/2004
    /CONTACT: Jimmy M. Woodward, Senior VP and Chief Financial Officer, +1-229-227-2266, or Marta J. Turner, VP Communications and Investor Relations, +1-229-227-2348, both of Flowers Foods/
    /Web site:  http://www.flowersfoods.com /
    (FLO)

CO:  Flowers Foods
ST:  Georgia
IN:  FOD
SU:  CCA ERN ERP MAV